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                                                                    EXHIBIT 10.2

                          FOR:         WATSON PHARMACEUTICALS, INC.

                          APPROVED BY: Allen Chao, Ph.D.
                                       Chairman and Chief Executive Officer
                                       Watson Pharmaceuticals
                                       (909) 270-1400

                          CONTACT:     Morgen-Walke Associates, Inc.
                                       Doug Sherk, Suzanne Craig, Lisa Laukkanen
                                       (415) 296-7383
                                       Emily Dupree, Andrew Cella
                                       (212) 850-5698

                                       Oclassen Pharmaceuticals, Inc.
                                       Glenn A. Oclassen, Founder and Chairman
FOR IMMEDIATE RELEASE                  Terry L. Johnson, President and CEO
                                       (415) 258-4500

           WATSON PHARMACEUTICALS TO ACQUIRE OCLASSEN PHARMACEUTICALS

   ACQUISITION TO EXTEND WATSON'S REACH TO $2 BILLION RX DERMATOLOGICAL MARKET

CORONA, CA -- September 26,1996 - Watson Pharmaceuticals, Inc. (Nasdaq: WATS) and Oclassen Pharmaceuticals, Inc, ("Oclassen"), jointly announced that their respective boards of directors unanimously approved and both companies have signed a definitive agreement for Watson Pharmaceuticals to acquire Oclassen, in a stock-for-stock merger transaction to be accounted for as a "pooling of interests". Oclassen Pharmaceuticals, a privately held specialty pharmaceuticals company established in 1985, is focused on the approximately $2 billion Rx dermatology market.

         "Watson has succeeded historically by rigorously executing its strategy of developing niche products with limited competition and attractive margins," commented Dr. Allen Chao, Chairman and Chief Executive Officer of Watson. "The addition of Oclassen Pharmaceuticals to Watson's business provides Watson with a developed platform on which to extend its proven strategy into the dermatology market. The market for dermatological pharmaceuticals is highly fragmented and, as such is perfectly suited to Watson's niche strategy."

         "Oclassen Pharmaceuticals has been successful with in-licensing compounds, completing development and bringing these proprietary products through the clinical regulatory process into the market. Oclassen has a sales force of over 60 people specializing in the dermatology market segment. It has an attractive product pipeline that presents near, medium, and long term potential. Oclassen is a key structural element for Watson in building a significant new business segment in an exciting pharmaceutical niche," concluded Dr. Chao.

         Glenn A. Oclassen, Founder and Chairman of Oclassen Pharmaceuticals stated, "The source of our success at Oclassen has been our narrow focus on dermatology, a pharmaceutical market segment with very limited competition and excellent growth potential. Watson's strategies are eminently compatible with this approach. We are delighted to become a part of the Watson family and look forward to combining Watson's strengths with our own to build a dominant business in dermatology,"
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         Oclassen has been profitable for several years, and is expected to generate revenue of approximately $34 million in 1996. Under the terms of the definitive agreement signed by both companies, Oclassen will become a wholly-owned subsidiary of Watson, and stockholders of Oclassen will receive common shares of Watson valued at $135 million, subject to a collar on Watson's stock price of $27 to $35 per share. The transaction is expected to close in late 1996, subject to approval of Oclassen's stockholders, and to be non-dilutive in 1997.

         The following important factors may affect Watson's and Oclassen's actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of Watson and/or Oclassen. Such factors include, but are not limited to, changing market conditions, the availability and cost of raw materials, the impact of competitive products and pricing, the timely development, FDA approval and market acceptance of Watson's and Oclassen's products, the timely implementation of certain cost saving measures and other risks detailed herein and from time to time in Watson's Securities and Exchange Commission filings.

         Oclassen Pharmaceuticals, Inc., headquartered in San Rafael, CA develops and markets specialty pharmaceuticals for the prevention, diagnosis and treatment of skin diseases.

         Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is engaged in the manufacture and sale of off-patent medications and the development of proprietary pharmaceutical products utilizing advanced drug de1ivery systems.